Exhibit (i)



                                                                 August 14, 2002



Scudder New Europe Fund, Inc.
222 South Riverside Plaza
Chicago, Illinois 60606

Ladies and Gentlemen:

         Reference is made to Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Scudder New Europe Fund, Inc., a Maryland Corporation (the "Fund"), in connection with the public offering from time to time of any or all of the one hundred million (100,000,000) authorized shares of Institutional Class shares of Common Stock, par value $.001 per share ("Shares").

         Prior to the Fund's reorganization as an open-end fund, the Fund was counseled by Willkie Farr & Gallagher. We have served as counsel to the Fund since its reorganization, and in such capacity are familiar with the Fund's reorganization and issuance of shares in connection therewith and thereafter and have counseled the Fund regarding various legal matters. We have examined such Fund records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

         Based upon the foregoing, and assuming that the Fund's Articles of Amendment and Restatement filed September 1, 1999, as amended by the Articles of Amendment filed September 3, 1999, the Articles Supplementary filed March 15, 2001, the Articles of Amendment filed May 24, 2001, the Articles Supplementary filed June 20, 2002, and the Articles of Amendment and Restatement filed July 18, 2002 (collectively, the "Articles") were duly authorized by the Board of Directors of the Fund and the Articles of Amendment and Restatement, each were approved by the Fund's stockholders; that the Fund's Amended and Restated Bylaws, adopted July 24, 2002 (the "Bylaws") were duly authorized by the Board of Directors of the Fund; that the Articles and Bylaws are presently in full force and effect and have not been amended in any material respect except as provided in the above-referenced documents; and that the resolutions adopted by the Board of Directors of the Fund on April 27, 1999, July 6, 1999, August 17, 1999, September 27, 2000, November 29, 2000, January 24, 2001, March 28, 2001,
May 23, 2001, February 4, 2002, May 15, 2002 and July 24, 2002, relating to organizational matters, securities matters, and the issuance of shares are presently in full force and effect and have not been amended in any material respect, we advise you and opine that

Scudder New Europe Fund, Inc.
August 14, 2002
Page 2


(a) the Fund is a corporation validly existing under the laws of the State of Maryland and is authorized to issue the Shares; and (b) presently and upon such further issuance of the Shares in accordance with the Fund's Articles and the receipt by the Fund of a purchase price not less than the net asset value per Share, and when the pertinent provisions of the Securities Act of 1933 and such "blue-sky" and securities laws as may be applied have been complied with, assuming that the Fund continues to validly exist as provided in (a) above and assuming that the number of Shares issued by the Fund does not exceed the number of Shares authorized, the Shares are and will be legally issued and outstanding, fully paid and nonassessable.

         This opinion is solely for the benefit of the Fund, the Fund's Board of Directors and the Fund's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Post-Effective Amendment.


                                          Very truly yours,


                                          /s/VEDDER, PRICE, KAUFMAN & KAMMHOLZ



                                          VEDDER, PRICE, KAUFMAN & KAMMHOLZ



DAS/DBE